Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following registration statements on Form S-3 (333-267475, 333-258135 and 333-158198) and on Form S-8 (333-264424, 333-264423, 333-219508, 333-221529, 333-82193, 333-32410, 333-122382, 333-152044, 333-158682, 333-195625, 333-232657, 333-237953 and 333-230969) of EQT Corporation of our report dated March 29, 2023, with respect to the consolidated financial statements of THQ Appalachia I, LLC, which report appears in the Form 8-K of EQT Corporation dated May 3, 2023.

/s/ KPMG LLP

Dallas, Texas

May 3, 2023